SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 20, 2006

Earth Biofuels, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-110249	71-0915825
(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Knox Street, Suite 403 Dallas, Texas	75205
(Address of Principal Executive Offices)	(Zip Code)

(214) 389-9800
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Effective December 20, 2006, Earth Ethanol, Inc. (the “Company), a Delaware corporation and a wholly-owned subsidiary of Earth Biofuels, Inc., entered into an Acquisition Agreement (“Agreement”) with Liquafaction Corporation, a Washington corporation, Newco Liquafaction, Inc., a Washington corporation, and Earth Ethanol of Washington, LLC (herein, “Earth-Washington”), a Delaware limited liability company.

Under the Agreement, the Company will acquire an eighty percent ownership of Earth-Washington, which will own an ethanol production facility located in Moses Lake, Washington.  The facility, initially built to produce up to 6 million gallons per year, is being expanded to produce up to 36 million gallons per year by the fourth quarter of 2007.  The Agreement contemplates incremental ethanol production beginning in June of 2007.

Under terms of the Agreement, the Company will pay consideration of approximately 60% in common stock of Earth Biofuels and 40% cash.  Initial cash payments totaling approximately $7.13 million will be due over the next four months and all remaining cash and stock payments totaling approximately $43.3 million shall be paid as the plant reaches specified ethanol production milestones.  Should the plant reach certain performance criteria in advance of planned production levels, then a bonus of approximately $7.6 million may be paid.  The Agreement also contains customary provisions for transactions of this type, including provisions regarding construction phases, performance standards, representations and warranties, indemnifications, restrictive covenants, and confidentiality requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Earth Biofuels, Inc.
(Registrant)

Date:	December 21, 2006	By:	/s/ Dennis G. McLaughlin
Dennis G. McLaughlin,
Chief Executive Officer